Exhibit 10.1

TRANSFER AND EXCHANGE AGREEMENT

THIS TRANSFER AND EXCHANGE AGREEMENT (“Agreement”) is entered into on December 7, 2005, but effective as of November 30, 2005 (the “Effective Date”), by and among the parties listed below:

SELLER:	NEPTUNE LEASING, INC., a Texas corporation
8101 West 34th Avenue
Amarillo, Texas 79159-1166
Attn: Ken Kelley
Telephone No.: (806) 355-5679
Facsimile No.: (806) 353-9611

GOLDEN SPREAD ENERGY, INC., a Texas corporation
8101 West 34th Avenue
Amarillo, Texas 79159-1166
Attn: Ken Kelley
Telephone No.: (806) 355-5679
Facsimile No.: (806) 353-9611

With a copy to:	Jeff Shrader
Joel Howard
Sprouse Shrader Smith, P.C.
701 South Taylor, Suite 600
P.O. Box 15008
Amarillo, Texas 79105-5008
Telephone No.: (806) 468-3300
Facsimile No.: (806) 373-3454

APOLLO:	APOLLO RESOURCES INTERNATIONAL, INC.,
a Utah corporation
Mr. Dennis McLaughlin
3001 Knox, Suite 407
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

With a copy to:	George Lowrance
Chappell, Hill & Lowrance, L.L.P.
2501 Parkview, Suite 220
Fort Worth, Texas 76102
Telephone No.: (817) 332-1800
Facsimile No.: (817) 332-1956

With a copy to:	Roger Crabb
Scheef & Stone, LLP
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225
Telephone No.: (214) 706-4224
Facsimile No.: (214) 706-4242

APOLLO LNG:	APOLLO LNG, INC., a Texas corporation
Mr. Dennis McLaughlin
3001 Knox, Suite 403
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile No.: (214) 389-9806

With a copy to:	George Lowrance
Chappell, Hill & Lowrance, L.L.P.
2501 Parkview, Suite 220
Fort Worth, Texas 76102
Telephone No.: (817) 332-1800
Facsimile No.: (817) 332-1956

With a copy to:	Roger Crabb
Scheef & Stone, LLP
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225
Telephone No.: (214) 706-4224
Facsimile No.: (214) 706-4242

RECITALS

WHEREAS, APPLIED LNG TECHNOLOGIES USA, L.L.C. (“ALT”) is a limited liability company organized under the laws of the State of Delaware; and

WHEREAS, 49% of the membership units of ALT are owned by Neptune Leasing, Inc. (“Neptune”); and

WHEREAS, 51% of the membership units of ALT are owned by Golden Spread Energy, Inc. (“Golden Spread”) (collectively, Neptune and Golden Spread may be referred to herein as “Seller,”) (collectively, the membership units owned by Neptune and the membership units owned by Golden Spread are referred to herein as the “Units”); and

WHEREAS, Apollo Resources International, Inc. (“Apollo”) is a corporation organized under the laws of the State of Utah; and

WHEREAS, Apollo LNG, Inc. (“Apollo LNG”) is a corporation newly organized under the laws of the State of Texas, and which, prior to the consummation of the transactions contemplated hereby, has no shareholders, assets, or liabilities, and has conducted no business activities; and

WHEREAS, this Agreement is being executed immediately prior to the Closing of the transactions contemplated hereunder; and

WHEREAS, pursuant to the Closing, Apollo LNG shall be formed in a transaction meeting the requirements of Section 351 of the Internal Revenue Code, in which Seller shall transfer to Apollo LNG the Units in exchange for 10,125,000 shares of the Series A Preferred Stock of Apollo LNG, and 10,125,000 shares of the Series B Preferred Stock of Apollo LNG, which shares, in the aggregate, shall represent 81% of the issued and outstanding shares of Apollo LNG Stock (as such term is defined below) immediately subsequent to the transfer by Seller of the Units, Seller shall transfer to Ken Kelley 2,375,000 shares of Series A Preferred Stock of Apollo LNG and 2,375,000 shares of Series B Preferred Stock of Apollo LNG, Apollo shall, contemporaneously transfer cash to Apollo LNG in exchange for 100% of the issued and outstanding common stock of Apollo LNG, and following such transactions no other shares of any class of stock of Apollo LNG will be issued or outstanding; and

WHEREAS, Apollo LNG wishes to acquire the Units and receive the cash contribution of Apollo, and Seller wishes to transfer the Units to Apollo LNG and Apollo wishes to make such cash contribution to Apollo LNG (hereinafter, Apollo LNG, Neptune and Golden Spread may be referred to jointly as the “Parties,” and each a “Party”).

NOW, THEREFORE, subject to the terms and conditions herein expressed, the Parties agree as follows:

AGREEMENT

1.             DEFINITIONS.

1.1.          Except as otherwise provided or unless the context otherwise requires, and in addition to terms defined in other provisions of this Agreement, the following terms shall have the meanings specified in this Section 1.1 when capitalized and used in this Agreement.

(a)           “Affiliate” of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his/her spouse, his/her issue, his/her parents, his/her estate and any trust entirely for the benefit of his/her spouse and/or issue.

(b)           “Agreement” shall mean this Agreement, including the Disclosure Schedules attached hereto.

(c)           “Business Day” shall mean any day during which the Citibank, NA office at 53rd and Park Avenue, New York, New York is open for business.

(d)           “Collateral Agreements” shall mean the Transition Services Agreement and the Registration Rights Agreement.

(e)           “Commercially Reasonable Efforts” shall mean those efforts which a prudent business Person would exert using sound business judgment in like circumstances.

(f)            “Confidentiality Agreement” shall mean the Confidentiality Agreement dated September 26, 2005, between ALT and Apollo.

(g)           “Disclosure Schedule(s)” shall mean the schedules attached to this Agreement.

(h)           “Effective Date” has the meaning given to it in the introductory paragraph of this Agreement.

(i)            “Governmental Approvals” shall mean any authorization, approval, consent, license, registration, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Authority.

(j)            “Governmental Authority” shall mean the United States, any state, county, or city, any political subdivision, agency, court or instrumentality of any of the foregoing, and any governmental or quasi-Governmental Authority, agency or body having jurisdiction over the respective assets or the Person in question.

(k)           “HLDM Stock Purchase Agreement” shall mean the Stock Purchase Agreement of even date herewith between Ken Kelley, Apollo LNG, and Apollo.

(l)            “JBK Liens” shall mean the Liens of Jack B. Kelley, Inc., on certain assets of ALT as more particularly described in that certain Security Agreement, dated as of November 1, 2005, executed by ALT, in favor of Jack B. Kelley, Inc., securing payment of that certain Promissory Note dated November 1, 2005, in the original principal sum of $8,000,000, executed by ALT, and payable to the order of Jack B. Kelley, Inc.

(m)          “Ken Kelley” shall mean Oliver Kendall Kelley, a person and a resident of Potter County, Texas.

(n)           “Ken Kelley Goodwill” shall mean the personal efforts and contributions of Ken Kelley to ALT, prior to the Closing under this Agreement.

(o)           “Knowledge,” “known” and “knows,” shall mean the knowledge, either actual or constructive (based upon what a reasonable person in the applicable position with a Party should know), of (i) a Responsible Officer of that Party and (ii) in the case of the knowledge of Seller, and without limiting clause (i) above, the Responsible Officers of ALT and each of Ken Kelley, Eric Alexander and Steve Bartlett and (iii) in the case of the knowledge of Apollo LNG and of Apollo, and without limiting clause (i) above, the Responsible Officers of Apollo LNG, Apollo and each of Dennis McLaughlin, Mark Ariail, Lyle Justus, Wayne McPherson and Christopher Chambers.

(p)           “Law” or “Laws” shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (including applicable permits and Governmental Approvals) of any applicable Governmental Authority.

(q)           “Liens” shall mean any lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest, adverse claim, option, or pledge of any nature, kind or description whatsoever and any agreement to create any of the foregoing.

(r)            “Losses” shall mean any and all liabilities, payments, losses, suits, claims, costs, or expenses (including attorneys fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses).

(s)           “Material Adverse Effect” or “Material Adverse Change” shall mean any change in or effect on, ALT, Apollo LNG or Apollo, as the case may be (including the businesses thereof) which is, or reasonably could be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of any such entity.

(t)            “Mountain States Stock Purchase Agreement” shall mean the Stock Purchase Agreement of even date herewith between Seller, Apollo, and Apollo Production & Operating, Inc.

(u)           “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

(v)           “Permitted Liens” shall mean any of the following:  (i)  Liens for current taxes,  assessments or government charges not yet due and payable and clearly reflected on the appropriate company balance sheet and adequately reserved for, (ii) Liens that, when taken together, would not materially detract from the market value or materially interfere with the present businesses of ALT, Apollo LNG or of Apollo or otherwise have a Material Adverse Effect, (iii) and Liens set forth on Schedule 1.1(v).

(w)          “Person” shall mean and include an individual,  partnership,  limited partnership,  limited liability company,  corporation,  association,  joint stock company,  trust,  joint venture, unincorporated organization, or a Governmental Authority.

(x)            “Registration Rights Agreement” means the Registration Rights Agreement of even date herewith, entered into between Neptune, Golden Spread, Ken Kelley, Apollo and Apollo LNG, providing for certain registration rights of Golden Spread, Neptune, and Ken Kelley with respect to the Apollo LNG Stock.

(y)           “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the president, the respective vice presidents in charge of operations, legal, finance, and accounting of such Person and, in each case, any Person fulfilling substantially the same role for such Person, however designated.

(z)            “Transition Services Agreement” means the Transition Services Agreement of even date herewith, between Golden Spread and Apollo.

1.2.          Rules of Interpretation.

(a)           The singular includes the plural, and the plural includes the singular.

(b)           A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority exercisable thereunder.

(c)           A reference to any contract, agreement or instrument includes any amendment or modification thereto including by waiver or consent.

(d)           A reference to Person includes its permitted successors and assigns.

(e)           Any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date.

(f)            This Agreement shall be deemed to have been drafted by each Party hereto and this Agreement shall not be construed against any Party as a principal drafts Person.

2.             AGREEMENT FOR TRANSFER AND EXCHANGE

2.1.          Transfer and Exchange.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall transfer to Apollo LNG, and Apollo LNG shall acquire from Seller, the Units in exchange for (the “Exchange Consideration”) (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) in Series A $1.00 par value 8.5% cumulative non-voting convertible preferred stock in Apollo LNG (the “Series A Stock”); and (ii)  Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) in Series B $1.00 par value 8.5% cumulative non-voting convertible preferred stock in Apollo LNG (the “Series B Stock”) (collectively, the Series A Stock and the Series B Stock shall be referred to herein as the “Apollo LNG Stock”).

(a)           Seller shall assign, transfer and deliver to Apollo LNG the Units representing 100% of the total membership units in ALT and shall represent to Apollo LNG that there are no additional membership units in ALT of any nature or of any category and shall deliver an assignment of the Units in form and substance acceptable to counsel for Apollo LNG; and

(b)           Apollo LNG shall accept and acquire the Units from Seller and in exchange therefor, shall deliver to Seller and to Ken Kelley the Apollo LNG Stock, which shall be composed of 12,500,000 shares of Series A Stock and 12,500,000 shares of Series B Stock, each of which is non-voting and each share of which shall be convertible according to the terms in Section 2.2 hereof.

The Apollo LNG Stock delivered by Apollo LNG shall be apportioned between Seller and Ken Kelley as follows:  Series A Stock, 10,125,000 shares allocable to Seller and 2,375,000 shares allocable to Ken Kelley, in consideration for the Ken Kelley Goodwill, and Series B Stock, 10,125,000 shares allocable to Seller, and 2,375,000 allocable to Ken Kelley, in consideration for the Ken Kelley Goodwill.

(c)           Apollo shall deliver a cash payment to Apollo LNG, and Apollo LNG shall deliver to Apollo, 25,000,000 shares of the voting common stock of Apollo LNG, constituting 100% of the issued and outstanding shares of common stock of Apollo LNG.

2.2.          Rights, Preferences, Privileges, and Attributes of Apollo LNG Preferred Stock.

(a)           The Apollo LNG Stock shall bear a cumulative cash dividend in the amount of 8.50% annually, which dividend shall commence to accrue upon the first anniversary of the Closing Date, and shall accrue from day to day thereafter, whether or not earned or declared, it being understood that no dividend shall accrue or shall be payable for the period from the Closing Date until the first anniversary thereof.  The dividend shall be payable commencing on the last day of the eighteenth (18th) month following the Closing Date and shall be payable semi-annually thereafter (the “Dividend Payment Dates”).  Dividends shall cease to accrue upon Apollo LNG Stock that has been converted as provided for below.

(b)           Commencing upon the Closing and continuing thereafter until the second (2nd) anniversary after the Closing, Seller and Ken Kelley may, at their sole option and without an obligation to do so, convert at any time all, but not less than all, of the Series A Stock into voting common stock, par value $0.01, in Apollo LNG (the “Series A Conversion Rights”), that shall represent forty-nine percent (49.00%) of the total issued and outstanding common stock of Apollo LNG at the time of conversion.

(c)           Commencing upon the Closing and continuing thereafter until the second (2nd) anniversary after the Closing, each Seller and Ken Kelley may, at their sole option and without an obligation to do so, at any time and from time to time, convert all, or any portion thereof, of the Series B Stock held by them into voting common stock in Apollo (the “Series B Conversion Rights”) at a conversion price of $0.40 per share of Apollo common stock, regardless of the actual market price of such Apollo common stock (along with the time period as described in Section 2.2(b) hereof, this period of time shall be referred to herein as the “Conversion Period”)(collectively, the Series A Conversion Rights and the Series B Conversion Rights shall be referred to herein as the “Conversion Rights”). Therefore (for purposes of illustration and assuming that all dividends payable as of the date of conversion have been paid), each share of Series B Stock may be exchanged for two and one-half (2-1/2) shares of Apollo voting common stock. Notwithstanding the foregoing, Seller and Ken Kelley may not exercise their Series B Conversion Rights in a combined total of more than five (5) increments during the Conversion Period. Upon the exercise by a Seller or by Ken Kelley, or by either of them, as the case may be, of all or any portion of their Conversion Rights, all accrued dividends then outstanding shall, in the sole judgment and discretion of Apollo LNG, be promptly paid to such Seller or to Ken Kelley, as the case may be, in either (i) cash; or (ii) Apollo registered common stock valued at the average closing price of such stock over the most immediate five (5) trading day period prior to the exercise of the Conversion Rights by Apollo LNG and further discounted by a factor of thirty percent (30%).

The initial Series B Stock conversion price of $0.40 per share of Apollo common stock shall be subject to adjustment as follows:

(i)            If Apollo shall effect a stock split of its outstanding common stock, the conversion price per share of Apollo common stock in effect immediately prior to the stock split shall be proportionately decreased.  If Apollo shall combine the outstanding shares of its common stock, the conversion price per share of

Apollo common stock in effect immediately prior to the combination shall be proportionately increased.  Any such adjustment shall be effective at the close of business on the date the stock split or combination occurs.

(ii)           If Apollo shall make or issue or set a record date for the determination of holders of its outstanding common stock entitled to receive a dividend or other distribution payable in shares of Apollo common stock, the conversion price per share of Apollo common stock in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the conversion price per share of Apollo common stock then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Apollo common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)           the denominator of which shall be the total number of shares of Apollo common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Apollo common stock issuable in payment of such dividend or distribution.

(iii)          If Apollo shall make or issue or set a record date for the determination of holders of Apollo common stock entitled to receive a dividend or other distribution payable in other than shares of Apollo common stock, then, and in each event, an appropriate revision to the conversion price per share of Apollo common stock shall be made and provision shall be made (by adjustments of the conversion price or otherwise) so that the holders of the Series B Stock shall receive upon conversions thereof, in addition to the number of shares of Apollo common stock receivable thereon, the number of securities of Apollo which they would have received had the Series B Stock been converted into common stock on the date of such event; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the conversion price per share of Apollo common stock shall be adjusted as of the time of actual payment of such dividends or distributions

(iv)          If there shall be (1) a capital reorganization of Apollo (other than by way of a stock split or combination of shares or stock dividends or distributions provided for above), or (2) a merger or consolidation of Apollo with or into another corporation where the holders of outstanding Apollo voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity immediately after such merger or consolidation, or (3) the sale of all or substantially all of Apollo’s properties or assets to any other person (an “Organic Change”) then as a part of such Organic Change, an appropriate adjustment to the conversion price shall be made so that the Series B Stock shall thereafter convert into the kind and amount of shares of stock and other securities or property of Apollo or any successor corporation resulting from such Organic Change.

(v)           If the common stock issuable upon conversion of Series B Stock at any time or from time to time after the issuance date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 2.2(c)(i), 2.2(c)(ii), and 2.2(c)(iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 2.2(c)(iv)), then, and in each event, an appropriate revision to the conversion price per share shall be made and provisions shall be made (by adjustments of the conversion price per share or otherwise) so that the Seller and Ken Kelley shall have the right thereafter to convert the Series B Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of common stock into which the Series B Stock might have been converted immediately prior to such reclassification exchange, substitution or other change.

(d)           In the event that Apollo LNG shall default on the payment of any dividend as described in this Section 2.2, upon written notice to Apollo LNG from Seller or Ken Kelley of such default, Apollo LNG shall thereafter have a period of ten (10) days to cure such default by making a cash payment to Seller and/or to Ken Kelley as may be appropriate in the amount of the default ( the “Apollo LNG Cure Period”) and thereafter (A) Apollo LNG may, for an additional period of five (5) Business Days following the Apollo LNG Cure Period, cure the default by delivering to Seller or to Ken Kelley as the case may be, Apollo common stock in the amount of the default [the amount of Apollo stock to be delivered to Seller or to Ken Kelley shall be determined by the average closing price of such stock over the most immediate five (5) trading day period prior to the date of such default discounted by thirty percent (30%) (the “Apollo LNG Cure”)];or (B) in the event that Apollo LNG shall not have accomplished the Apollo LNG Cure within five (5) Business Days after the expiration of the Apollo LNG Cure Period, the Apollo LNG Stock shall immediately be vested with full voting rights, in addition to the voting rights described in Section 2.2(e) below (the “Additional Voting Rights”).  In such event, the holders of the Apollo LNG Stock shall be vested with full voting rights for ninety percent (90%) of the total voting rights in Apollo LNG.  For the avoidance of doubt, it is expressly understood and agreed that such 90% voting rights shall include the right to remove and replace directors immediately, without cause, and to elect directors, and to vote upon or approve any other matter that may be voted on by the holders of common stock or other voting stock in Apollo LNG.  Notwithstanding the foregoing, the financial default and the obligation to pay dividends shall continue to be an obligation of Apollo LNG. If the default is fully cured by the payment of all amounts due, within ninety (90) days from the expiration of the Apollo LNG Cure Period, the Additional Voting Rights shall terminate.

(e)           In addition to the matters described above, the designations, rights, preferences, privileges, and attributes of the Apollo LNG Stock are as follows:

(i)            If all dividends on the Apollo LNG Stock from the date from which such dividends on such shares began to accrue have not been paid when due, the deficiency must be fully paid, together with additional dividends (the “Additional Dividends”) to reflect amounts equivalent to interest on accrued but unpaid dividends at the rate of ten percent (10%) per annum, before any dividends may be declared or any distribution whatsoever made on or with respect to the Apollo LNG common stock or any other capital stock of Apollo LNG.  After full dividends on the Apollo LNG Stock shall have been paid, then and not otherwise, dividends may be paid or declared and set apart for payment upon the Apollo LNG common stock, or other capital stock of Apollo LNG, out of any funds legally available for the declaration of dividends.

(ii)           Apollo LNG, at its option, may, but is not so obligated, redeem, at any time or from time to time commencing on the first day of the termination of the Conversion Period and continuing at all times thereafter, the whole or any part of the Apollo LNG Stock outstanding by paying in cash to the holders of such shares to be redeemed, $1.00 per share, plus an amount in cash equivalent to the amount of all accrued and unpaid dividends (including any Additional Dividends), computed from the date from which dividends on each such share began to accrue and cumulate to the date fixed for such redemption. Notice of redemption must be given at least ten (10) days and not more than thirty (30) days prior to the date fixed for such redemption.  Such redemptions shall be made ratably between the Series A Stock and the Series B Stock, and shall also be made ratably with respect to the Apollo LNG Stock held by Ken Kelley and the Apollo LNG Stock held by Seller.

(iii)          In the event of any termination, liquidation, voluntary or involuntary dissolution, or winding up of the affairs of Apollo LNG, then, before any payment or distribution may be made to the holders of the common stock or any other capital stock of Apollo LNG, the holders of the Apollo LNG Stock at the time outstanding must be paid, in cash, $1.00 per share, plus an amount in cash equivalent to all accrued and unpaid dividends (including Additional Dividends) computed from the date from which dividends on each such share began to accrue and cumulate to the date fixed for such payments or distributions to the holders of any other capital stock Apollo LNG Stock.

(iv)          Except to the extent and in the cases specifically required by Law or required or permitted by this Agreement, the holders of the Apollo LNG Stock will have no voting rights and all voting rights and power shall be vested exclusively in the holders of the common stock of Apollo LNG.

(v)           So long as any shares of the Apollo LNG Stock are outstanding, Apollo LNG shall not, without the affirmative consent (given in writing without a meeting or by vote at a meeting duly called for the purpose) of the holders of at least two-thirds (2/3) in aggregate par value of the Apollo LNG Stock then outstanding:

(1)           Alter, amend or repeal the terms of the Apollo LNG Stock;

(2)           Issue or create any class of stock which ranks on a parity with, or prior to the Apollo LNG Stock in respect of dividends, assets, liquidation rights, preferences, privileges, or voting rights;

(3)           Reclassify shares of any class ranking junior to the Apollo LNG Stock in respect of dividends, assets, liquidation rights, preferences, voting rights or privileges, wholly or partially into shares of any class ranking on a parity with or prior to the Apollo LNG Stock in respect of dividends, assets, liquidation rights, preferences, voting rights, or privileges;

(4)           License on an exclusive basis or sell all or substantially all of its property and assets to, or merge or consolidate into or with, any other corporation or entity, or take any action which results in a corporate reorganization or sale of control;

(5)           Redeem any shares of capital stock, other than the Apollo LNG Stock, or authorize a payment of a dividend upon any class of stock, other than the Apollo LNG Stock.

(vi)          Promptly following January 1, 2006, Apollo LNG shall file appropriate amendments to its articles of incorporation setting forth, as contemplated under the Texas Business Organizations Code, a description of the preferences, limitations, and rights of the Apollo LNG Stock.

3.             CLOSING

3.1.          Closing and Preparation Therefor.  The closing of the transaction contemplated by this Agreement (“Closing”) shall be transacted on the date five (5) days after all conditions set forth in Section 5.1 and Section 5.2  have been satisfied or waived, or such other date as may be mutually agreed to by Seller and Apollo, but, in no event, after December 7, 2005 (the “Closing Date”) and shall occur at the offices of Sprouse Shrader Smith, P.C., Amarillo, Texas or such other location as the Parties may agree.  The effective closing date (the “Effective Closing Date”) shall be deemed to be November 30, 2005.

3.2.          Closing Obligations of Apollo.  At or before the Closing, Apollo and/or Apollo LNG, as appropriate, shall deliver to Seller (and Ken Kelley, with respect to the Apollo LNG Stock) the following:

(a)           The Apollo LNG Stock, free and clear of all Liens.  The certificates representing the Apollo LNG Stock shall bear the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities Laws and shall be accompanied by stock powers as required by this Agreement, and any other documents that are necessary to transfer to Seller good title to all the Apollo LNG Stock, all of which shall be in form acceptable to counsel for Seller.

(b)           Certified resolutions of the boards of directors of Apollo and Apollo LNG authorizing or ratifying the execution, delivery, guarantee and performance of this Agreement and all related documents and instruments, duly certified by the respective secretaries of Apollo and Apollo LNG.

(c)           The certificates, instruments, and other documents provided for in Section 5.2 hereof.

(d)           Such other documents as Seller’s counsel may reasonably request to consummate the transactions contemplated hereby.

3.3.          Closing Obligations of Seller.  At or before the Closing, Seller shall deliver to Apollo and/or Apollo LNG, as appropriate, the following:

(a)           The Units, free and clear of all Liens. The assignment and transfer of the Units shall be accomplished by such documents as are necessary and appropriate to transfer to Apollo LNG good title to all of the Units, and which shall be approved by counsel for Apollo.

(b)           Certified resolutions of Neptune, Golden Spread and ALT, authorizing or ratifying the execution, delivery and performance of this Agreement and all related instruments.

(c)           A Certificate from the Arizona Corporation Commission confirming that ALT is a limited liability company in good standing in the State of Arizona, dated within five (5) business days prior to the Closing Date.

(d)           Copies of letters from ALT to all material vendors and suppliers advising them of the sale, which letters will be mailed by Seller promptly following the Closing.

(e)           The certificates, instruments, and other documents provided for in Section 5.1 hereof.

(f)            Releases of any Liens against any of the Units or the assets of ALT, other than any expressly permitted by this Agreement, including Permitted Liens.

(g)           Such other documents as Apollo’s counsel may reasonably request to consummate the transactions contemplated hereby.

3.4.          Risk of Loss.  Pending the Closing, ALT shall bear all risk of loss, damage or destruction suffered by ALT. In the event of any material loss, damage or destruction to the assets of ALT prior to the Closing, which cannot be repaired prior to the Closing, Apollo may, in the exercise of its sole judgment (a) declare the Agreement to be null and void; or (b) waive the loss, damage or destruction and accept the assets of ALT in an “as is, how is, where is” condition. In such event, any insurance proceeds received by ALT from such loss, damage or destruction shall be retained in ALT. Pending the Closing Apollo shall bear all risk of loss, damage or destruction suffered by Apollo.  In the event of any material loss, damage or destruction to the assets of Apollo prior to the Closing, which cannot be repaired prior to the Closing, Seller may, in the exercise of its sole judgment (a) declare the Agreement to be null and void; or (b) waive the loss, damage or destruction and close the transactions contemplated hereby.  Each Party shall immediately notify the other Party of any loss, damage or destruction to its properties, as contemplated pursuant to this Section 3.4.

4.             OTHER AGREEMENTS

4.1.          Environmental.  It is specifically understood and agreed by the Parties that, described on Schedule 4.1 and made a part hereof by this reference, Seller has provided a true and complete copy of a Phase I environmental survey (the “Environmental Survey”) of all of the real property owned by ALT and to be transferred according to this Agreement. The Parties agree that, as of the date of the Closing, the Environmental Survey shall be conclusively presumed to be an accurate reflection of the environmental conditions of all of the real property addressed by the Environmental Survey.  The Parties further agree that the Environmental Surveys, whether they are fully executed or not, shall be conclusively presumed by all Parties to be true and complete.

4.2.          Apollo LNG’s Access to Records.  Upon the mutual execution of this Agreement, Seller shall give Apollo, its counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Seller’s or ALT’s businesses, to all records, assets, properties and operations pertaining to ALT.

The activities described in Section 4.1 and Section 4.2 shall be referred to in this Agreement as “Apollo’s Due Diligence Review.”

4.3.          Apollo’s Due Diligence Review.  Apollo’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)           Apollo’s Due Diligence Review shall be scheduled through designated representative(s) of Seller and Seller shall have the right to accompany Apollo’s employees, representatives and agents as they perform Apollo’s Due Diligence Review;

(b)           Apollo shall not disclose or allow its employees, representatives or agents to disclose the purposes for Apollo’s Due Diligence Review, without the consent of Seller, which consent shall not be unreasonably withheld or delayed;

(c)           Apollo shall obtain the prior approval of Seller before conducting any discussions with Seller’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)           Apollo shall indemnify Seller and ALT against any physical damage or injury to property or persons or for any loss or damage proximately arising from Apollo’s Due Diligence Review;

(e)           Except as otherwise required by Law, any information concerning ALT’s properties gathered by Apollo as the result of, or in connection with, Apollo’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Apollo or representatives of Seller.;

(f)            Apollo shall bear all costs and expenses of Apollo’s Due Diligence Review.

(g)           From the Effective Date through the Closing Date, Seller shall notify Apollo promptly of (i) any actions or proceedings threatened or commenced against Seller or ALT or against any officer, director, affiliate, employee, properties or assets of Seller or ALT which could impair Seller’s ability to perform Seller’s obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

(h)           Seller shall promptly upon request, deliver to Apollo LNG copies or originals of minute books, property files, accounting and tax records, and other material records in whatever form or medium that relate to the business or assets of ALT, and that are in the possession or control of Seller or ALT, and Apollo LNG shall receive possession of all original records, to the extent they are in the possession of ALT or Seller and, in the event such originals are not so possessed, then true, complete and accurate copies thereof.

4.4.          Seller’s Conduct of Business.  Without in any way limiting any other obligation of the Seller pursuant to this Agreement, from the Effective Date until the Closing, Seller shall cause ALT to (a) maintain its books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct its business in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of its business in amounts and with coverage at least as great as the amounts and coverage presently maintained by ALT; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Apollo LNG or Apollo would be liable or which would have a Material Adverse Effect.  Seller will not take or permit any action to be taken which would result in any representation or warranty of Seller or ALT herein becoming untrue or incorrect in any material respect.

4.5.          ALT’S Employee Compensation.  Attached hereto as Schedule 4.5 is a complete and accurate record of (a) all of ALT’s employees, (b) each employee’s current compensation plan (including base salary or hourly rate and bonus or commission pay), title, length of employment, employment contract, if any, (c) the number of hours of sick-time or vacation time which each employee has available during the year, and (d) a list of each Employee Benefit Plan as defined in Section 6.1(e) of this Agreement.  ALT shall make appropriate arrangements at or prior to Closing to pay or provide for all accrued vacation pay, bonuses and other employee compensation or benefits earned but unpaid through the Closing Date.

4.6.          ALT’S Employee Termination.  Seller covenants that, as of the Closing, ALT will terminate the employment of all employees of ALT.  It is the present intention of Seller that ALT will cause its employees to be transferred to an Affiliate of ALT.  Seller agrees, in any event, to provide continuation health coverage for all former employees of ALT and all of ALT’s COBRA participants at the Closing date irrespective of the Seller’s continuation or termination of Seller’s or ALT’s then existing group health plan.  Seller shall provide ALT’s former employees and COBRA participants with timely notice of their COBRA group health plan continuation rights under the group health continuation plan, and shall indemnify, defend, and hold harmless Apollo LNG and Apollo from any and all obligations, claims, losses, or expenses associated in any manner with ALT’s former employees and COBRA participants rights to group health coverage benefits after their employment termination by ALT.

4.7.          Seller’s Access to Records.  Upon the mutual execution of this Agreement, Apollo shall give Seller, its counsel, accountants, lenders, and other designated agents full access, at reasonable times and on reasonable notice but without any unreasonable disruption to Apollo’s business, to all records, assets, properties and operations pertaining to Apollo or to Apollo LNG. The activities described in this Section shall be referred to as the “Seller’s Due Diligence Review”.

4.8.          Seller’s Due Diligence Review.  Seller’s Due Diligence Review shall also be subject to the following terms and conditions:

(a)           Seller’s Due Diligence Review shall be scheduled through designated representative(s) of Apollo, and Apollo shall have the right to accompany Seller’s employees, representatives and agents as they perform Seller’s Due Diligence Review on Apollo’s respective properties and assets;

(b)           Seller shall not disclose or allow its employees, representatives or consultants to disclose the purposes for Seller’s Due Diligence Review, without the consent of Apollo LNG and of Apollo, which consent shall not be unreasonably withheld or delayed;

(c)           Seller shall obtain the prior approval of Apollo before conducting any discussions with Apollo’s employees, vendors, customers or service providers, which approval shall not be unreasonably withheld or delayed;

(d)           Seller shall indemnify Apollo against any physical damage or injury to property or persons or for any loss or damage proximately arising from Sellers’ Due Diligence Review;

(e)           Except as otherwise required by Law, any information concerning Apollo’s properties gathered by Seller as the result of, or in connection with, Seller’s Due Diligence Review shall be kept confidential and shall not be revealed to, or discussed with, anyone other than representatives of Seller;

(f)            From the Effective Date through the Closing Date, Apollo LNG and Apollo shall notify Seller promptly of (i) any actions or proceedings threatened or commenced against Apollo LNG or Apollo or against any officer, director, affiliate, employee, properties or assets of Apollo or Apollo LNG which could impair Apollo’s or Apollo LNG’s ability to perform their obligations under this Agreement, and (ii) any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.

4.9.          Apollo LNG’s and Apollo’s Conduct of Business.  Without in any way limiting any other obligation of the Seller pursuant to this Agreement, from the Effective Date until the Closing, Apollo LNG and Apollo shall (a) maintain their books and records in accordance with past practices; (b) comply in all material respects with all applicable Laws; (c) conduct their business in the Ordinary Course of Business; (d) maintain insurance on the assets and operations of their business in amounts and with coverage at least as great as the amounts and coverage presently maintained by Apollo; (e) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract, commitment or obligation for which Seller would be liable or which would have a Material Adverse Effect.  Apollo LNG and Apollo will not take or permit any action to be taken which would result in any representation or warranty of either or Apollo LNG or Apollo herein becoming untrue or incorrect in any material respect.

4.10.        Records.  After the Closing, Apollo LNG shall maintain the books and records relating to ALT in an orderly and businesslike fashion and shall permit Sellers to have reasonable access at Seller’s expense to such books and records in connection with the preparation of Seller’s financial reports, tax returns, tax audits, the defense or prosecution of litigation (including arbitration), or any other reasonable need of Seller to consult such books and records.

4.11.        Certificates of Clearance.  Seller shall exercise Commercially Reasonable Efforts to obtain and deliver to Apollo LNG as soon as reasonably practicable after the Closing, Certificates of Clearance from the Arizona Department of Revenue, Mojave County, and the City of Phoenix, as applicable, with respect to ALT, verifying the timely filing of and required transaction privilege, sales, and/or use tax, income tax and unemployment and withholding tax returns by ALT, and payment by ALT of all amounts due.

4.12.        Capitalization of Apollo LNG.  Apollo LNG shall be capitalized by Neptune, Golden Spread and Apollo immediately following the execution and delivery by the Parties of this Agreement, and the closing of the transactions contemplated hereby, in a transaction under Section 351 of the Internal Revenue Code, pursuant to which (i) Neptune and Golden Spread shall transfer the Units to Apollo LNG, and Apollo shall contribute cash to Apollo LNG, and Apollo LNG shall contemporaneously issue 81% of the Apollo LNG Stock to Seller, 19% of the Apollo LNG Stock to Ken Kelley, and all of the common stock of Apollo LNG to Apollo; and (ii) therefore, immediately following such transactions, Seller will possess 81% of the ownership and control of the Apollo LNG Stock, and Apollo will possess 100% of the ownership and control of the common stock of Apollo LNG.  Prior to such capitalization Apollo LNG shall have had no shareholders or employees, shall have conducted no business activities, and shall have had no assets, properties or liabilities of any nature whatsoever (whether due or to become due, accrued, contingent, absolute or otherwise).

5.             CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.          Contingencies of Apollo.  Apollo LNG’s obligation to acquire the Units and Apollo LNG’s and Apollo’s obligation to take the other actions required to be taken by Apollo LNG and by Apollo at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Apollo LNG or by Apollo, in whole or in part, in writing).

(a)           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Seller shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Apollo LNG shall receive a certificate, dated the Closing date and duly executed by Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied except as specified in such certificate.

(b)           Authorizations; Consents.  All corporate and limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and by ALT, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)           Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Apollo LNG effectively to exercise full rights of ownership of the Units. No action, suit or proceeding before any Governmental Authority shall be pending or threatened, and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Apollo LNG and Apollo, in good faith and with the advice of counsel, believe makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(d)           No Material Adverse Effect.  During the period from September 30, 2005 to the Closing, there shall not have been any Material Adverse Change with respect to ALT.

(e)           Organizational Documents.  Seller and ALT, as applicable, shall have delivered to Apollo and Apollo LNG each of the following documents:

(i)            certified copies of the articles of incorporation and bylaws of Neptune and of Golden Spread, and a certified copy of the certificate of formation and limited liability agreement of ALT;

(ii)           appropriate board, shareholder, manager, and member resolutions, and other similar documents in order to ratify, approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Apollo and Apollo LNG.

(f)            Transfer Documents.  Seller shall have delivered to Apollo LNG such transfer documents and other documents and instruments as shall be reasonably necessary to transfer to Apollo LNG the Units.

(g)           Completion of Due Diligence.  Apollo shall have completed the Apollo Due Diligence Review and the results of the Apollo Due Diligence Review shall be satisfactory to Apollo.

(h)           Board Approval.  The board of directors of Apollo LNG and the board of directors of Apollo shall each have approved the consummation of all of the transactions contemplated by this Agreement.

(i)            Certificates.  Seller and ALT shall have furnished Apollo and Apollo LNG with such certificates of their officers and others as Apollo and Apollo LNG may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.1.

(j)            Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Seller or ALT under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller or ALT in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Apollo and Apollo LNG.

(k)           Schedules.  ALT and Seller shall have delivered to Apollo and Apollo LNG all schedules referred to in this Agreement and required to be delivered by Seller or ALT and such schedules shall be acceptable in form and substance to Apollo LNG.

(l)            Collateral Agreements.  The Collateral Agreements shall have been executed and delivered by the respective parties to such Agreements.

(m)          Related Transactions.  The transactions contemplated by the HLDM Stock Purchase Agreement and the Mountain States Stock Purchase Agreement shall close immediately following the Closing under this Agreement, but, in no event later than December 7, 2005.

5.2.          Contingencies of Seller.  Seller’s obligations to sell the Units and to take the other actions required to be taken by Seller and ALT at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing).

(a)           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of Apollo LNG and of Apollo shall be true and correct in all material respects on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Apollo (and Apollo LNG) required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall receive a certificate, dated the Closing date and duly executed by Apollo LNG and by Apollo to the effect that the conditions set forth in this Section 5.2(a) have been satisfied except as specified in such certificate

(b)           Authorizations; Consents.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Apollo and by Apollo LNG, and all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, Governmental Authorities and third Persons required to consummate the transactions contemplated hereby shall have been made or obtained.

(c)           Organizational Documents.  Apollo and Apollo LNG shall have delivered to Seller each of the following documents:

(i)            certified copies of the articles of incorporation and bylaws of Apollo and of Apollo LNG; and

(ii)           appropriate board and shareholder resolutions, and other similar documents in order to approve and implement further the transactions contemplated hereunder in form reasonably satisfactory to counsel for Seller.

(d)           Absence of Litigation.  No order, stay, injunction or decree of any Governmental Authority shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby; or (ii) would impose any limitation on the ability of Seller effectively to exercise full rights of ownership of the Apollo LNG Stock. No action, suit or proceeding before any Governmental Authority shall be pending (or threatened by any Governmental Authority), and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Seller, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

(e)           No Material Adverse Effect.  During the period from September 30, 2005 to the Closing, there shall not have been any Material Adverse Change with respect to Apollo LNG or of Apollo.

(f)            Completion of Due Diligence.  Seller shall have completed the Seller’s Due Diligence Review and the result of the Seller’s Due Diligence Review shall be satisfactory to Seller.

(g)           Certificates.  Apollo and Apollo LNG shall have furnished the Seller with such certificates of their officers and others as the Sellers may reasonably request to evidence compliance with all of the conditions set forth in this Section 5.2.

(h)           Legal Matters.  All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Apollo or Apollo LNG under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Apollo or Apollo LNG in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

(i)            Board Approval.  The boards of directors of Neptune, Golden Spread and of ALT shall have approved the consummation of all of the transactions contemplated by this Agreement.

(j)            Schedules.  Apollo and Apollo LNG shall have delivered to Seller all schedules referred to in this Agreement and required to be delivered by Apollo LNG or by Apollo and such schedules shall be acceptable in form and substance to Seller.

(k)           Collateral Agreements.  The Collateral Agreements shall have been executed and delivered by the respective parties to such Agreements.

(l)            Related Transactions.  The transactions contemplated under the HLDM Stock Purchase Agreement and the Mountain States Stock Purchase Agreement shall close immediately following the Closing under this Agreement, but in no event later than December 7, 2005.

6.             REPRESENTATIONS AND WARRANTIES

6.1.          Warranties and Representations of Seller.  In order to induce Apollo LNG to enter into this Agreement, Neptune and Golden Spread, jointly and severally, covenant, warrant and represent to Apollo and Apollo LNG that each of the following representations and warranties are materially true and correct as of the date of this Agreement and will be materially true on and as of the Closing Date:

(a)           Organization and Licensing.  ALT is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power to own, lease and use the properties used in its business and to carry on its business as now being conducted. ALT is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof does not have a Material Adverse Effect .  Schedule 6.1(a) lists (i) the states and other jurisdictions where ALT is so qualified; and (ii) the assumed names under which ALT conducts business or has conducted business during the past five (5) years. All permits, licenses and certificates required by any Governmental Authority having jurisdiction over ALT or its operations, are now and will be current and valid as of the Closing Date. ALT has previously delivered or made available to Apollo complete and correct copies of its certificate of formation, limited liability company agreement, and other organizational documents as amended and presently in effect.

Each of Neptune and Golden Spread has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform, or to cause ALT to perform, their or its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller have been duly authorized by all requisite corporate action on the part of Neptune and of Golden Spread.  This Agreement has been (and the Collateral Agreements to which they are a party, when executed and delivered shall be) duly executed and delivered by each of Neptune and of Golden Spread and is, and the Collateral Agreements, when executed and delivered, shall be, a valid and binding obligation of each of them, enforceable against them and in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)           Subsidiaries.  Except as reflected on Schedule 6.1(b), ALT has no subsidiaries.

(c)           Capitalization.  The issued and outstanding Units of ALT are set forth in Schedule 6.1(c) hereto. The Units listed on Schedule 6.1(c) hereto constitute all the issued and outstanding membership interests of ALT and have been validly authorized and issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights or of any federal or state securities Law. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any membership interests of ALT, or any securities convertible into, or other rights to acquire, any membership interests of ALT; or (ii) obligates ALT to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such membership interests, securities or rights, except as provided in this Agreement or the limited liability company agreement of ALT.  ALT has not agreed to register any securities under the Securities Act of 1933.

(d)           Governmental Approvals.  Schedule 6.1(d) sets forth all Governmental Approvals held by ALT.  To Seller’s Knowledge, no Governmental Approvals other than those listed on Schedule 6.1(d) are necessary for the transaction of ALT’s business as currently conducted.  All such Governmental Approvals are currently in force.  No notice of any violation has been received in respect of any such Governmental Approvals and Seller has no Knowledge of any proceeding which is pending or threatened that would suspend or revoke or limit any such Governmental Approvals.

(e)           Employee Benefit Plans.  The term “Employee Benefit Plan” shall mean any deferred compensation, stock, employee or retiree pension benefit, welfare benefit or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, or any other plan described in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) covering employees or former employees of ALT and maintained or contributed to by ALT.  Where applicable, each Employee Benefit Plan has been administered in material compliance with the terms of such Employee Benefit Plan and the requirements of ERISA and all other applicable regulations.  Except as set forth on Schedule 6.1(e), ALT does not maintain or contribute to, nor has ever maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA or a “multiemployer plan.”  There are no facts relating to any Employee Benefit Plan that (i) have resulted in a “prohibited transaction” of a material nature or have resulted or are reasonably likely to result in the imposition of a material excise tax, penalty or liability pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) have resulted in a material breach of fiduciary duty or violation of Part 4 of Title I of ERISA, or (iii) have resulted in or are reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of any ERISA affiliate pursuant to Section 412 of the Code arising under or related to any event, act or omission occurring on or prior to the date hereof and as of the Closing. Each Employee Benefit Plan that is intended to qualify under Section 401(a) or to be exempt under Section 501(c) of the Code is so qualified or exempt.  No Employee Benefit Plan has an “accumulated funding deficiency,” whether or not waived, and no waiver has been applied for.  ALT has not made any promises or incurred any liability under any Employee Benefit Plan or otherwise to provide health or other welfare benefits to current or future retirees or other former employees of ALT, except as set forth in Schedule 6.1(e).

(f)            Financial Statements.  Attached as Schedule 6.1(f), are true and complete copies of (i) the audited balance sheet of ALT as of September 30, 2004 and the related statements of income, members’ equity and cash flow for the fiscal year ended September 30, 2004, together with the notes thereto and accompanied by the report of independent certified public accountants (the “Audited ALT Financial Statements”), and (ii) the preliminary, unaudited, unconsolidated balance sheet and related statement of income of ALT (the “Interim Financial Statements”) as of September 30, 2005 (the “Balance Sheet Date”).  (The Audited ALT Financial Statements and the Interim Financial Statements are collectively referred to herein as the “ALT Financial Statements”).

The ALT Financial Statements have been prepared in accordance with and are consistent with the books and records of ALT, fairly present the financial positions and results of operations of ALT (and, for the Audited ALT Financial Statements, ALT’s consolidated subsidiaries) as of the dates and for the periods indicated, are stated in material conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that the Interim Financial Statements do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by ALT for federal income tax purposes. Except as set forth on Schedule 6.1(f), the statements of income included in the ALT Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the ALT Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of ALT are complete and correct in all material respects and fairly reflect, to the extent required or permitted by GAAP, all of the transactions, items of income and expense and all assets and liabilities of the business of ALT consistent with prior practices of the company, including past accounting treatments utilized by ALT.

(g)           Absence of Undisclosed Tax Liabilities.  To Seller’s Knowledge, ALT has no liability (whether due or to become due, accrued, absolute, contingent or otherwise) for Taxes (as defined in Section 6.1(j) hereof), except for (i) liabilities reflected or reserved against in the most recent financial statements provided to Apollo by ALT; (ii) liabilities incurred in the Ordinary Course of Business after the date of the last ALT balance sheets as supplied to Apollo, or which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities disclosed in Schedule 6.1(g) or Schedule 6.1(j).

(h)           Projections.  ALT has previously supplied to Apollo in conjunction with Apollo’s investigation of ALT certain forward-looking financial estimates with respect to ALT (the “Projections”), a description of which is attached here as Schedule 6.1(h).  The Projections (and accompanying supporting information), were predicated upon assumptions and subjective judgments (including those provided with the Projections) believed by Seller to be reasonable at the time the Projections were prepared, but which may or may not, in fact, prove to be correct.  No representations or warranties are made as to the accuracy of such Projections.  The Projections and supporting data did not, to Seller’s Knowledge, contain any material computational errors.  The Projections may in certain instances also contain information regarding the projected potential financial performance of assets and business activities in addition to those of ALT.  The Projections are subject to various risks, uncertainties, and other variable and unpredictable factors and accordingly, they are not intended to be construed as an assurance or guarantee that actual financial performance will, in any respect, be as indicated therein.

(i)            Absence of Material Adverse Effect; Conduct of Business.

(i)            Since the Balance Sheet Date, except as set forth on Schedule 6.1(i) hereto, ALT has operated in the Ordinary Course of Business and there has not been:

(1)           any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of ALT and, to the Knowledge of Seller, no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)           any material loss, damage, destruction or other casualty to the property or other assets of ALT, whether or not covered by insurance;

(3)           any change in any method of accounting or accounting practice of ALT; or

(4)           any loss of the employment, services or benefits of any key employee of ALT.

(ii)           Since the Balance Sheet Date, except as set forth in Schedule 6.1(j) hereto, ALT has not:

(1)           incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business;

(2)           mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)           sold or transferred any material assets or cancelled any debts or claims or waived any rights of material value, except in the Ordinary Course of Business ;

(4)           defaulted on any material obligation;

(5)           entered into any material transaction, except in the Ordinary Course of Business ;

(6)           written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the ALT Financial Statements except in the Ordinary Course of Business;

(7)           granted any increase in the compensation or benefits of employees other than increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

(8)           incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(9)           entered into any agreement or made any commitment to do any of the foregoing.

(j)            Taxes.  Except as set forth on Schedule 6.1(g) or Schedule 6.1(j), ALT and, for any period during all, or part of which, the Tax liability of any other corporation or entity was determined on a combined or consolidated basis with ALT any such other corporation or entity, have filed timely all federal, state, local and foreign Tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Taxes which are due pursuant to such returns or are pursuant to any assessments received by ALT or any such other corporation or entity. As used herein, “Tax” or “Taxes” shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property (including property taxes paid by ALT pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all Tax returns for each fiscal year since the formation of ALT have been furnished or made available to Apollo or to its representatives and such copies are accurate and complete as of the date thereof. ALT has also furnished or made available to Apollo or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of ALT by ALT to or from any federal, state or local Tax authorities. ALT has adequately reserved for the payment of all material Taxes with respect to periods ended on, prior to or through the date of Closing for which Tax returns have not yet been filed. In the ordinary course, ALT makes adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by ALT. Except as disclosed on Schedule 6.1(j), ALT has not been subject to a federal or state Tax audit of any kind and no adjustment has been proposed by the Internal Revenue Service (“IRS”) with respect to any Tax return for any subsequent year. With respect to the Tax audits referred to on Schedule 6.1(j) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(k)           Legal Matters.  Except as set forth on Schedule 6.1(k) hereto, ALT is not subject to any judgment, decree, writ, injunction ruling or order (collectively, “Judgments”) of any Governmental Authority.

(i)            The business of ALT is being conducted in compliance with all Laws applicable to ALT or any of its business or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)           ALT owns or holds all Governmental Approvals material to the conduct of its business. To Seller’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any such Governmental Approval.

(l)            Property.

(i)            Schedule 6.1(l) hereto is a list of all real property owned by or leased to ALT (including all real property owned by or leased to ALT and used in ALT’s business) and of all options or other contracts to acquire any such real property (collectively, the “Real Property”). Except as set forth on Schedule 6.1(l) or in the Environmental Reports, to Seller’s Knowledge, all improvements to the Real Property (“Improvements”) owned or leased by ALT conform in all material respects with all applicable Laws and such Improvements do not encroach in any material respect on the property of others. All Improvements are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas, and telephone) necessary for the operation of such Improvements as currently operated.  Neither the whole nor any portion of the Improvements have been condemned, requisitioned or otherwise taken by any Governmental Authority, and Seller has not received any notice that any such condemnation, requisition, or taking is threatened, which condemnation, requisition, or taking would preclude or materially impair the current use thereof.

(ii)           The Real Property is zoned to permit the conduct of the business of ALT as presently conducted and a certificate of occupancy or other similar Governmental Approval to conduct its business has been issued and is in good standing, and ALT is authorized to conduct its business on all or any part of its Real Property.

(iii)          Except as set forth in Schedule 6.1(l), Seller has not received any written notice that it is in violation of, and Seller has no Knowledge that it is in material violation of, any zoning, use, occupancy, building, wetlands, ordinance, or other Law relating to the Improvements, including any Environmental Law.

(m)          Inventories.  The values at which inventories are carried on the ALT Balance Sheets reflect the normal inventory valuation policies of ALT.

(n)           Contracts, Etc.  As used in this Agreement, the term “Company Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding to which ALT is a party or by which ALT or any of its properties may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 6.1(n) is a complete and accurate list of each Company Agreement which is material to the business, operations, assets, condition (financial or otherwise) or prospects of ALT and involves the payment or receipt of consideration in excess of $25,000 over the term of such Company Agreement (the “Material Company Agreements”). True and correct copies of all written Material Company Agreements and an accurate, complete and written description of all verbal Material Company Agreements have been provided to Apollo. Except as disclosed in Schedule 6.1(n), neither ALT nor, to the Knowledge of Seller, any other party to any Material Company Agreement, is in default thereunder, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by ALT thereunder, or to Seller’s Knowledge, by any other party to any such contract or agreement.

(o)           Transactions with Affiliates.  Schedule 6.1(o) is a true, correct, and complete list of all existing business relationships between ALT and any of the Affiliates of ALT that relate in any material way to the conduct of ALT’s business and that are expected to continue after the Closing.

(p)           Environmental.  True, complete and correct copies of the written reports of all environmental audits or assessments which have been conducted with respect to any Real Property owned or leased by ALT and which have been commissioned or received by Seller or ALT, have been delivered or made available to Apollo (the “Environmental Reports”), and a list of all such Environmental Reports is included in Schedule 6.1(p).  To Seller’s Knowledge, except as disclosed in the Environmental Reports, the ALT Real Property contains no Hazardous Substances and is not in violation of any Environmental Laws.  To Seller’s Knowledge, except as disclosed in the Environmental Reports, neither Seller nor ALT has caused or allowed the illegal or unauthorized use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Substances on, under, or about the Real Property, nor has caused or allowed the illegal or unauthorized transportation to or from the Real Property of any Hazardous Substance.  Except as set forth on Schedule 6.1(p) or in the Environmental Reports, neither Seller nor ALT has received any warning, notice of violation, administrative complaint, judicial complaint, or other formal notice alleging that ALT or the Real Property is in violation of any Environmental Laws, or informing Seller or ALT that ALT or the Real Property is subject to investigation, inquiry, or threatened litigation regarding the presence of Hazardous Substances on, under or about the Real Property or the potential violation of any Environmental Laws.  There are no environmental Liens or “superfund Liens” attached to the Real Property pursuant to any Environmental Laws.  The term “Environmental Laws” shall mean any federal, state or local law, whether by common law, statute, ordinance, or regulation, pertaining to health, industrial hygiene, or environmental conditions on, under, or about the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2604, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 3251, et seq.; and the storage tank requirements in 40 C.F.R. Part 280.  The term “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in, or otherwise regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; the Toxic Substances Control Act of 1976; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; and in the regulations promulgated pursuant to said Laws.

(q)           Effect of Agreement.  The execution, delivery and performance by Neptune and Golden Spread of this Agreement, and the consummation by Neptune and Golden Spread of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, charge or Lien pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Neptune, Golden Spread, or ALT is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Neptune, Golden Spread, or ALT; or (iii) violate any provision of the organizational documents of Neptune, Golden Spread or ALT.

(r)            Litigation.  Except as set forth on Schedule 6.1(r), there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to the Seller’s Knowledge, threatened against either Seller or ALT, (i) that involves or could reasonably be excepted to involve ALT or any of its assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

6.2.          Warranties and Representations of Apollo LNG and of Apollo.  In order to induce Seller to enter into this Agreement, Apollo and Apollo LNG, jointly and severally, covenant, warrant and represent to Seller that each of the following representations and warranties is true as of the date of this Agreement and will be true on and as of the Closing Date.

(a)           Organization and Licensing.  Apollo and Apollo LNG are corporations duly organized, validly existing, and in good standing under the Laws of the States of Utah and Texas, respectively, and have the power to own, lease and use the properties used in their businesses and to carry on their businesses as now being conducted. They are each duly qualified to do business and each is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except to the extent that any variation or failure thereof shall not be material in its effect.  Schedule 6.2(a) lists (a) the states and other jurisdictions where either Apollo or Apollo LNG is so qualified; and (ii) the assumed names under which either conducts business or has conducted business during the past five (5) years. Apollo and Apollo LNG each have full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder.  The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated herein by Apollo and Apollo LNG have been duly authorized by all requisite corporate action on the part of Apollo and Apollo LNG.  This Agreement has been (and the Collateral Agreements when executed and delivered shall be) duly executed and delivered by Apollo and Apollo LNG and is (and the Collateral Agreements shall be) a valid and binding obligation of Apollo and Apollo LNG enforceable against them in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.  All Governmental Approvals required by any Governmental Authority having jurisdiction over Apollo and Apollo LNG and their respective operations, are now and will be current and valid as of the date of Closing. Apollo and Apollo LNG have previously delivered or made available to Seller complete and correct copies of their articles of incorporation, bylaws and other corporate documents as amended and presently in effect.

(b)           Approvals; Consents.  Except as set forth on Schedule 6.2(b) hereto, no Governmental Approval is necessary to be obtained or made by Apollo or by Apollo LNG to enable them to continue to continue to conduct their businesses and operations and use their properties after the Closing in a manner which is in all material respects consistent with that in which they are currently conducted except for the renewal of any permits in the Ordinary Course of Business (the renewal of which is purely administrative in nature and does not call for a discretionary review by any granting authority) and for which Apollo and Apollo LNG have no reason to believe will not be routinely renewed.

(c)           Financial Statements.  Attached as Schedule 6.2(c) are true and complete copies of:

(i)            the audited balance sheet of Apollo as of December 31, 2004 and the related statements of income, stockholders’ equity and cash flow for the fiscal year ended December 31, 2004, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants, and the unaudited balance sheet of Apollo as of September 30, 2005, and the related statements of income, stockholders’ equity and cash flow for the nine months ended September 30, 2005, together with the notes thereto (the “Apollo Financial Statements”).

(ii)           The Apollo Financial Statements have been prepared in accordance with and are consistent with the books and records of Apollo, fairly present the consolidated financial positions and results of operations of Apollo as of the dates and for the periods indicated, are stated in material conformity with GAAP, consistently applied, except as otherwise clearly and conspicuously stated, and except that the unaudited financial statements of Apollo do not contain a full set of footnotes, and can be legitimately reconciled with the financial statements and with the financial records maintained and the accounting methods applied by Apollo for federal income tax purposes. The statements of income included in the Apollo Financial Statements do not contain any material items of special or non-recurring income except as expressly specified therein, and the balance sheets included in the Apollo Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as otherwise clearly and conspicuously stated therein. The books and accounts of Apollo are complete and correct in all material respects and fairly reflect, to the extent required or permitted by GAAP, all of the transactions, items of income and expense and all assets and liabilities of the businesses of Apollo consistent with prior practices of Apollo, including past accounting treatments utilized by Apollo.

(d)           Absence of Undisclosed Liabilities.  To Apollo’s and Apollo LNG’s Knowledge, Apollo has no liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise) for Taxes (as defined in Section 6.2(h) hereof), except for (i) liabilities reflected or reserved against in the most recent financial statements provided to Seller by Apollo; (ii) liabilities incurred in the Ordinary Course of Business and consistent with past practice after the date of the last Apollo balance sheets as supplied to Seller or which, individually and in the aggregate, do not have and cannot reasonably be expected to have a Material Adverse Effect; and (iii) liabilities disclosed in Schedule 6.2(d) or Schedule 6.2(h) hereto.

(e)           Absence of Material Adverse Effect; Conduct of Business.

(i)            Since September 30, 2005, except as set forth on Schedule 6.2(e) hereto, Apollo has operated in the Ordinary Course of Business and there has not been:

(1)           any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Apollo and no factor, event, condition, circumstance or prospective development exists which could reasonably be expected to have a Material Adverse Effect;

(2)           any material loss, damage, destruction or other casualty to the property or other assets of Apollo, whether or not covered by insurance;

(3)           any change in any method of accounting or accounting practice of Apollo; or

(4)           any loss of the employment, services or benefits of any key employee of Apollo.

(ii)           Since September 30, 2005, except as set forth in Schedule 6.2(e)(ii) hereto, Apollo has not:

(1)           incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business ;

(2)           mortgaged, pledged or subjected to any Lien any of its property or other assets except in the Ordinary Course of Business, and except for mechanics and materialmen’s Liens and Liens for Taxes not yet due and payable;

(3)           sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the Ordinary Course of Business ;

(4)           defaulted on any material obligation;

(5)           entered into any material transaction, except in the Ordinary Course of Business ;

(6)           written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Apollo Financial Statements except in the Ordinary Course of Business;

(7)           granted any increase in the compensation or benefits of employees other than the increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

(8)           incurred any obligation or liability to any employee for the payment of severance benefits of more than $1,000; or

(9)           entered into any agreement or made any commitment to do any of the foregoing.

(f)            Legal Matters.  Except as set forth on Schedule 6.2(f) hereto, Apollo is not subject to any judgment, decree, writ, injunction ruling or order (collectively, “Apollo Judgments”) of any Governmental Authority. Schedule 6.2(f) identifies each Apollo Judgment, each of which is fully covered by an insurance policy and Apollo hereby represents and warrants to Seller that it shall be financially responsible for the full satisfaction of any such Apollo Judgment, including costs of defense and costs of court and attorney fees, to the extent that (i) any such Apollo Judgment, including costs of defense and costs of court including attorney fees, is not covered by insurance; and (ii) to the extent that any such Apollo Judgment, including costs of defense and costs of court and attorney fees, is not fully satisfied by insurance proceeds.

(i)            The business of Apollo is being conducted in compliance with all Laws applicable to either Apollo or any of its businesses or properties, except for where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

(ii)           Apollo owns or holds all Governmental Approvals material to the conduct of its business. To Apollo’s Knowledge, no event has occurred and is continuing which permits, or after notice or the lapse of time, or both, would permit, any modification or termination of any Governmental Approval.

(g)           Inventories.  The values at which inventories are carried by Apollo on its balance sheets reflect the normal inventory valuation policies of Apollo.

(h)           Taxes.  Apollo and, for any period during all or part of which, the Tax liability of any other corporation or entity was determined on a combined or consolidated basis with Apollo any such other corporation or entity, have filed timely all federal, state, local and foreign Tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) currently reflecting the Apollo Taxes (as defined below) and all other information required to be reported thereon, and have paid, or made adequate provision for the payment of, all Apollo Taxes which are due pursuant to such returns or are pursuant to any assessments received by Apollo or any such other corporation or entity. As used herein, “Apollo Taxes” shall mean all taxes, fees levies or other assessments, including but not limited to income, excise, property (including property taxes paid by Apollo pursuant to any lease), sales, franchise, withholding, social security and unemployment taxes imposed by the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all Tax returns for each fiscal year since the formation of Apollo have been furnished or made available to the Seller or to its representatives and such copies are accurate and complete as of the date thereof. Apollo has also furnished or made available to the Seller or its representatives correct and complete copies of all notices and correspondence sent or received since the formation of Apollo by Apollo to or from any federal, state or local Tax authorities. Apollo has adequately reserved for the payment of all material Apollo Taxes with respect to periods ended on, prior to or through the date Apollo’s balance sheets for which tax returns have not yet been filed. In the ordinary course, Apollo makes adequate provision on its books for the payment of all Apollo Taxes (including for the current fiscal period) owed by Apollo. Except to the extent reserves therefore are reflected on its balance sheet, Apollo is not liable or will not become liable, for any Apollo Taxes for any period ending on, prior to or through the dates of those balance sheets. Except as disclosed on Schedule 6.2(h), Apollo has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any subsequent year. With respect to the audits referred to on Schedule 6.2(h) hereto, no such audit has resulted in an adjustment in excess of $25,000.

(i)            Subsidiaries.  Apollo LNG is a subsidiary of Apollo.  Apollo LNG has no subsidiaries.

(j)            Apollo LNG Business Activities.  Apollo LNG shall be capitalized by Neptune, Golden Spread and Apollo immediately following the execution and delivery by the Parties of this Agreement, in the manner provided for herein.  Prior to such capitalization, Apollo LNG had no shareholders and employees, conducted no business activities, and possessed no assets, properties, or liabilities of any nature whatsoever (whether due or to become due, accrued, contingent, absolute or otherwise).

(k)           Capitalization of Apollo and Apollo LNG.  The authorized stock of Apollo or Apollo LNG and the number of shares of capital stock that are issued and outstanding of Apollo and Apollo LNG (immediately following its capitalization as described in Section 4.12 are set forth in Schedule 6.2(k) hereto. The shares listed on Schedule 6.2(k) hereto constitute all the issued and outstanding shares of capital stock of Apollo and Apollo LNG and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities Law and no personal liability is attached to the ownership thereof. Except as set forth on Schedule 6.2(k), there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Apollo or Apollo LNG, or any securities convertible into, or other rights to acquire, any shares of capital stock of Apollo or Apollo LNG; or (ii) obligates Apollo or Apollo LNG to grant, offer or enter into any of the foregoing; or

(iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement, or in the articles of incorporation of Apollo or Apollo LNG. Apollo LNG has not agreed to register any securities under the Securities Act.

(l)            Effect of Agreement.  The execution, delivery and performance by Apollo and Apollo LNG of this Agreement, and the consummation by Apollo and Apollo LNG of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) result in a default, right to accelerate or loss of material rights under, or result in, cause or create any material liability, charge or Lien pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, or other contractual relationship to which Apollo or Apollo LNG is a party or by which any of them or their assets may be bound or affected; (ii) violate any Judgment applicable to Apollo or Apollo LNG; or (iii) violate any provision of the organizational documents of Apollo or Apollo LNG.

(m)          Litigation.  Except as set forth on Schedule 6.2(m) there is no legal action, suit, proceeding, grievance, arbitration, investigation, audit or claim by, of or before any court, arbitration panel, Governmental Authority, or other body acting in an adjudicative capacity pending or, to the Apollo’s or Apollo LNG’s Knowledge, threatened against any of the Apollo or Apollo LNG, (i) that involves or could reasonably be excepted to involve Apollo and Apollo LNG or any of its assets, properties, operations or business or (ii) that seeks to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

(n)           Public Utility Holding Company Act and Investment Company Act.  Neither Apollo nor Apollo LNG, is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1933 as amended.  Neither Apollo nor Apollo LNG is, as a result of and immediately upon the Closing will not be an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 as amended.

(o)           ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any benefit plan of Apollo or Apollo LNG or any of their respective Affiliates which is or would be materially adverse to Apollo, Apollo LNG or their Affiliates.  The execution and delivery of this Agreement and the issuance and sale of the Apollo LNG Stock, or the common stock of Apollo or Apollo LNG, will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a Tax could be imposed thereto.

(p)           Securities Act of 1933.  Based in material part upon the representations herein of the Seller, Apollo and Apollo LNG have complied and will comply with all applicable federal and state securities Laws in connection with the offer, issuance and sale of the Apollo LNG Stock, and the common stock of Apollo and Apollo LNG hereunder.

(q)           Maintenance of Authorized and Unissued Common Stock.  Apollo and Apollo LNG shall each maintain authorized but unissued common stock in amounts sufficient to provide for the conversion of the Apollo LNG Stock into the common stock of each of Apollo and Apollo LNG hereunder.

7.             TERMINATION

7.1.          Termination Events.  The transactions contemplated herein may be terminated and/or abandoned prior to the Closing:

(a)           by the mutual consent of Apollo, Apollo LNG, and Seller;

(b)           by Apollo and Apollo LNG, if any of the conditions provided in Section 5.1 of this Agreement shall not have been met or waived in writing by Apollo and Apollo LNG by the Closing Date; or

(c)           by Seller, if any of the conditions provided for in Section 5.2 of this Agreement shall not have been met or waived in writing by Seller by the Closing date.

7.2.          Procedure Upon Non-Default Termination.  In the event of termination and/or abandonment by Apollo and Apollo LNG, or by Seller, or both, pursuant to Section 7.1 hereof, written notice thereof shall be given to the other Parties, and the transactions contemplated by this Agreement shall be terminated without further action by Apollo, Apollo LNG, or by Seller.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)           each Party, upon request by another Party, shall re-deliver all documents, work papers and other material, including all copies thereof, provided by the other Party, to the Party furnishing the same; and

(b)           no Party hereto shall have any liability or further obligation to any other Party to this Agreement, with the exception of any provisions hereof which expressly survive the termination;

(c)           the Parties expressly acknowledge and agree that if the Closing fails to timely occur due to the wrongful action or failure to act of Seller, Apollo LNG, or Apollo, then the sole remedy of the non-defaulting or non-breaching Part(ies) shall be to terminate this Agreement.

8.             INDEMNIFICATION

8.1.          Survival of Representations and Warranties.  The representations and warranties made by the Parties under Sections 6.1 and 6.2 hereunder shall survive the Closing hereunder for a period of one (1) year, with the exception of the representations and warranties made by the Parties relative to matters of Taxes, which representations and warranties shall survive the Closing hereunder for a period of seven (7) years.

8.2.          Indemnification by Seller.  Seller shall indemnify, defend and hold Apollo LNG and Apollo and each of Apollo LNG’s and Apollo’s officers, directors, and shareholders harmless, from and against, and shall reimburse Apollo LNG or Apollo (or, as the case may be, each of Apollo LNG’s or Apollo’s officers, directors, and shareholders), on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Apollo LNG or Apollo (and/or each of Apollo LNG’s and/or Apollo’s officers, directors, and shareholders) after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by Seller or ALT in this Agreement or any certificate or other instrument furnished by them pursuant to this Agreement, or (b) the failure of Seller to convey to Apollo LNG good and marketable title to the Units, free and clear of all Liens.

8.3.          Indemnification by Apollo LNG and by Apollo.  Apollo LNG and Apollo shall indemnify, defend and hold Seller and each of Sellers’ officers, directors, and shareholders harmless, from and against, and shall reimburse Seller (or, as the case may be, each of Sellers’ officers, directors, and shareholders) on demand for any liabilities, payments, losses, suits, claims, costs, or expenses (including attorney’s fees and costs of investigation incurred in defending against such liabilities, payments, losses, suits, claims, costs or expenses) made against or incurred by or asserted against Seller (and/or each of Sellers’ officers, directors, and shareholders) after the Closing in respect of (a) any breach of any representation, warranty, covenant or agreement made by Apollo LNG or by Apollo in this Agreement or any certificate or other instrument furnished by them pursuant to this Agreement, or (b) the failure of Apollo to convey good and marketable title to the Apollo LNG Stock, free and clear of all Liens.

8.4.          Claims Subject to Indemnification.  Each Party shall promptly notify the other of any claim for which indemnification may be sought under this Agreement, and shall give the indemnifying Party the opportunity to defend the claim with counsel of its choice, subject to the approval of the Party against whom the claim is being brought, which shall not be unreasonably withheld or delayed, at its sole cost and expense.  The indemnifying Party shall not settle or compromise such claim without the prior written consent of the indemnified Party, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event the subject matter underlying such claim is reasonably determined by the indemnitee to be or reasonably anticipated to be materially and adversely precedent setting to the indemnitee, or which may materially and adversely affect the indemnitee’s future operations, the indemnitee may, in its reasonable judgment, withhold its consent to indemnitor defending the claim with its own counsel, or settling the claim, and upon written notice to indemnitor, indemnitee shall proceed with its defense of the claim.  The indemnitor’s liability when indemnitee is defending the claim shall not exceed that which indemnitor would have incurred had indemnitor provided the claim defense.

8.5.          Limitation on Seller’s Representations and Warranties. Independent Analysis.  APOLLO AND APOLLO LNG ACKNOWLEDGE THAT APOLLO AND APOLLO LNG, EITHER ALONE OR TOGETHER WITH ANY INDIVIDUALS OR ENTITIES APOLLO OR APOLLO LNG HAVE RETAINED TO ADVISE THEM WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, EACH HAVE KNOWLEDGE AND EXPERIENCE IN TRANSACTIONS OF THE TYPE CONTEMPLATED PURSUANT TO THIS AGREEMENT AND IN THE BUSINESS OF ALT, AND ARE THEREFORE CAPABLE OF EVALUATING THE RISKS AND MERITS OF ACQUIRING THE UNITS.  APOLLO AND APOLLO LNG FURTHER ACKNOWLEDGE THAT NO SELLER NOR ANY OF THEIR RESPECTIVE DIRECTORS, SHAREHOLDERS, EMPLOYEES, PARTNERS,

MEMBERS, MANAGERS, OR OWNERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, AGENTS OR CONSULTANTS HAS MADE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE INTERPRETATIONS OR ECONOMIC EVALUATIONS RELATIVE TO ALT, INCLUDING WITH RESPECT TO THE FUTURE OPERATION OF ALT OR ITS BUSINESS, OR AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OF ALT.  APOLLO AND APOLLO LNG FURTHER ACKNOWLEDGE, AGREE AND RECOGNIZE THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY DOCUMENT PROVIDED TO APOLLO, APOLLO LNG, OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS OR REPRESENTATIVES, ARE PREPARED FOR INTERNAL PLANNING PURPOSES ONLY AND ARE NOT DEEMED TO BE REPRESENTATIONS AND WARRANTIES OF SELLER, OR SELLER’S RESPECTIVE SHAREHOLDERS, DIRECTORS, PARTNERS, EMPLOYEES, MEMBERS OR OWNERS, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, REPRESENTATIVES, OR CONSULTANTS.

IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT SELLER MAKES NO WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE ASSETS OR PROPERTIES OF ALT, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. UPON CLOSING, APOLLO AND APOLLO LNG ACKNOWLEDGE THAT THEY HAVE HAD, OR WILL HAVE HAD, PRIOR TO CLOSING, A REASONABLE OPPORTUNITY TO CONDUCT THEIR DUE DILIGENCE ACTIVITIES AND TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF ALT, INCLUDING THE ENVIRONMENTAL CONDITIONS OF THE ASSETS AND PROPERTIES OF ALT, AND APOLLO AND APOLLO LNG ARE AWARE OF AND ACCEPT THE CONDITION OF EACH AND EVERY ASSET AND PROPERTY OF ALT, INCLUDING THE ENVIRONMENTAL CONDITIONS OF SUCH ASSETS AND PROPERTIES.

8.6.          Remedies.

(a)           The sole and exclusive remedy of Apollo LNG or Apollo under this Agreement, for a breach by Seller of any representation or warranty set forth in Section 6.1 of this Agreement, shall be to receive from Seller (and/or Kelley, if required) such amount of the Apollo LNG Stock (in equal measures of Series A Stock and Series B Stock), conveyed to Seller and Kelley hereunder, which is equivalent to the amounts for which Apollo LNG and/or Apollo are entitled to indemnification pursuant to Section 8.2, valued at $1.00 per share.  If, after such application of Apollo LNG Stock to such indemnification obligation, the Seller (and/or Kelley, if required) do not possess sufficient amounts of Apollo LNG Stock to satisfy the indemnification obligation of Seller, because of one or more conversions of the Apollo LNG Stock, then the balance of the indemnification obligation shall be satisfied by the delivery first, of Apollo common stock, and next, by the delivery of Apollo LNG common stock.  The value of the common stock of Apollo and of Apollo LNG, if it is then publicly traded, shall be the average closing price of such stock over the most immediate five day trading period prior to the date of satisfaction of the indemnity obligation.  It is expressly understood and agreed that the Seller shall have no obligation to satisfy any such liability to Apollo LNG or Apollo in any manner (including the payment of money) other than by the delivery of stock, as provided herein.

(b)           The sole and exclusive remedy of Seller under this Agreement, for a breach by Apollo or Apollo LNG of any representation or warranty set forth in Section 6.2 of this Agreement, shall be to receive from Apollo LNG additional shares of Series A Stock and Series B Stock (in equal measures of Series A Stock and Series B Stock), which is equivalent to the amount for which Seller is entitled to indemnification pursuant to Section 8.3, valued at $1.00 per share.  Apollo LNG Stock received by Seller pursuant to this Section 8.6(b) may be converted by Seller, upon the terms and conditions provided for in Section 2.2, for a period of two (2) years following the date of issuance of such stock to Seller.

(c)           The maximum aggregate liability of Seller to Apollo and Apollo LNG, collectively, for the breach of a warranty or representation under Section 6.1 of this Agreement shall not exceed $2,500,000, and the maximum aggregate liability of Apollo and Apollo LNG for the breach of a warranty or representation under Section 6.2 of this Agreement shall not exceed $2,500,000, payable solely in stock as provided for herein.

(d)           No Party will be required to indemnify another Party unless the indemnified Party’s claims with respect to a particular set of facts or circumstances exceed $50,000, and unless (and only to the extent that) the aggregate amount of the agreed to or adjudicated indemnification claims against such Party exceed $50,000.  IT IS ADDITIONALLY EXPRESSLY UNDERSTOOD AND AGREED THAT KEN KELLEY SHALL HAVE NO PERSONAL OR OTHER LIABILITY UNDER THIS AGREEMENT WHATSOEVER, AND THAT APOLLO AND APOLLO LNG SHALL HAVE NO RECOURSE TO THE ASSETS OR PROPERTIES OF KEN KELLEY.

(e)           NO PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS, OR LOSS OF BUSINESS OPPORTUNITY OR FOR PUNITIVE DAMAGES, AS TO ANY ACT OR OMISSION WHATSOEVER, AND CHARACTERIZED AS A CONTRACT BREACH, TORT, OR OTHERWISE, WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NON-PERFORMANCE; PROVIDED THAT THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY CLAIMS WITH RESPECT TO WHICH A PARTY IS FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE COMMITTED ACTUAL FRAUD.

(f)            Each indemnified Party shall be obligated in connection with any claim for indemnification to exercise all Commercially Reasonable Efforts to mitigate the Losses associated with such claim upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

(g)           The amount of any Loss suffered by a Party, including any Tax Losses, will be reduced by the amount, if any, of the recovery or Tax benefit (net of reasonable expenses incurred in connection in obtaining such recovery or benefit) such Party or its Affiliate has received, or in the future receives, or may reasonably be expected to receive, or otherwise enjoys with respect thereto from any other Person, including any Affiliate (including the present value of any federal, state, or local income Tax benefit, any recovery under any insurance policies paid for by ALT prior to the Closing and any offsetting Tax deductions, losses, including net operating losses, credits or similar items).  The present value will be calculated utilizing the prevailing interest rates established by the Internal Revenue Code.

(h)           The obligations of the Parties for indemnification for breach of a representation or warranty under Sections 6.1 or 6.2 shall terminate after the expiration of the periods indicated in Section 8.1, except with respect to any Loss which has been the subject of written notice to the Party against whom such claim of Loss is asserted prior to the expiration of such period, which notice shall preserve such claim until it is liquidated or otherwise finally resolved.

9.             TAX MATTERS

9.1.          Tax Returns.  Apollo LNG shall prepare or cause to be prepared and file or cause to be filed all Tax returns with respect to ALT for all Tax periods beginning with and subsequent to the 2006 Taxable year.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax returns with respect to ALT for all Tax periods beginning prior to the 2006 Taxable year.

9.2.          Cooperation on Tax Matters.

(a)           Apollo LNG and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Apollo LNG and Seller shall (i) retain all books and records in their possession with respect to Tax matters pertinent to ALT, its assets or business relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Apollo LNG or the Sellers, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements (if any) entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Apollo LNG or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b)           Apollo LNG and the Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.          Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

9.4.          Audits.  The Seller and Apollo LNG shall provide prompt written notice to the other of any pending or written threat of a Tax audit, assessment or proceeding that it receives related to ALT and its assets for whole or partial periods for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.

9.5.          Control of Proceedings. The Party responsible for preparing and filing the Tax return under this Agreement shall control audits and disputes relating to such Taxes (including action taken to pay, compromise or settle such Taxes).  Reasonable out-of-pocket expenses with respect to such contest shall be borne by the Seller and Apollo LNG in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the non-controlling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

9.6.          Arizona LNG Transaction.  Apollo and Apollo LNG hereby agree to pay any Taxes payable by either HLDM, Neptune Leasing, Inc., or Golden Spread Energy, Inc., arising out of the transaction described in item 4 of Schedule 6.1(j); it being expressly agreed, in this respect, that if it is determined that the value of the settlement with El Paso Field Services, and/or the acquisition of Arizona LNG, L.L.C. was or is, now or in the future, taxable to HLDM or to Neptune Leasing, Inc. and Golden Spread Energy, Inc., then Apollo and Apollo LNG shall be responsible for the payment of such Taxes.

If Apollo LNG and Apollo are required to pay any such Tax, then, in such event Apollo LNG shall have the right to encumber the assets of Arizona LNG and ALT (the “Tax Lien”) for the purpose of borrowing the funds necessary to pay such Taxes.  The Tax Lien shall have priority over any Liens created upon the assets of Arizona LNG or ALT securing the payment of the Purchase Note, but shall be inferior to the JBK Liens.

10.          GENERAL PROVISIONS

10.1.        Further Assurances.  Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated pursuant to this Agreement.

10.2.        Waiver.  Any waiver of any term or condition of this Agreement shall not operate as a waiver of any prior or subsequent breach of such term or condition other than the breach specifically intended to be waived, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Prior to this Agreement being terminated as a result of the failure of a contingency or condition to be met, the Party in whose favor such failed condition or contingency exists shall have the sole and exclusive right, by written notice to the other, to waive any such condition or contingency, and if waived, said condition or contingency shall be deemed satisfied.

10.3.        Notices.  Any notices required or capable of being rendered under the provisions of this Agreement shall be in writing and (a) hand delivered in person, (b) sent by United States Postal Service certified mail, postage prepaid, (c) sent by a recognized national overnight delivery service, or local same day delivery or courier service, addressed as shown on pages 1 and 2 of this Agreement, or (d) sent by facsimile machine.  Any notice sent by United States

Postal Service certified mail shall be deemed to be effective the earlier of the actual delivery, if hand delivered in Person, or three (3) Business Days after deposit in a post office operated by the United States Postal Service.  Any notice sent by a recognized national overnight delivery service shall be deemed effective one (1) business day after deposit with such service.  Any notice personally delivered or delivered through a same-day delivery/courier service shall be deemed effective upon its receipt or refusal to accept receipt by the addressee.  Any notice sent by facsimile machine shall be deemed effective one Business Day after confirmation of the successful transmission by the sender’s facsimile machine.  Notices shall be addressed to the Parties in accordance with the information provided on pages 1 and 2 of this Agreement or to such other addresses as may be designated in writing from time to time pursuant hereto.

10.4.        Time is of the Essence.  Time is of the essence with respect to all matters in this Agreement.  Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 12:00 o’clock midnight (central time) on the last day of the applicable time period provided for in this Agreement.

10.5.        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

10.6.        No Third Party Beneficiaries.  Nothing in this Agreement or the attachments hereto, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third Person to any Party to this Agreement.

10.7.        Texas Law and Jurisdiction.  This Agreement shall be construed pursuant to the laws of the State of Texas.  The Parties hereby consent to the exclusive personal jurisdiction of the courts in and for the State of Texas in the event of litigation pertaining hereto, with venue to lie in Dallas County.

10.8.        Attorneys’ Fees.  If any action at Law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements from the non-prevailing Party, in addition to any other relief to which the prevailing Party may be entitled pursuant to the court’s ruling.

10.9.        Counterparts and Facsimile Execution.  This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which will be an original but all of which will constitute one and the same instrument.

10.10.      Severability.  If any provision or provisions of this Agreement shall be held to be wholly or partially invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.11.      Headings.  The headings of the several Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

10.12.      Other Offers.  From and after the mutual execution of this Agreement, and until its closure or termination as herein provided, Seller shall not entertain any offers from any third party with respect to the sale (outside the Ordinary Course of Business) of the assets or the Units of ALT.  Apollo LNG has been notified, in this respect, that ALT’s interest in the Willis LNG Plant will be sold prior to the Closing of the transactions under this Agreement.

10.13.      No Brokers.  Apollo LNG and Apollo represent and warrant that neither of them has dealt with any sales agents, finders, brokers or other consultants in connection with the transaction contemplated hereunder, and has no financial obligation to any such sales agents, finders, brokers or other consultants in connection with this transaction.  Seller represents and warrants that no broker, finder, investment banker, sales agent, or other consultants, or other Person is or will be in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Sellers for which Apollo LNG or Apollo will have any obligation or liability.  Seller has engaged the services of an investment banker, and Seller shall be responsible for the payment of any fees, expenses, charges or other claims due to such Person as a result of the transactions contemplated hereunder.  If any Person asserts a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as a finder or broker, or the performance of services as a finder or broker in connection with the transactions contemplated hereunder, the Party under whom the finder or broker is claiming will indemnify, defend and hold the other Party and the other Party’s affiliates harmless for, from, and against any claims related thereto.  This indemnity will survive the Closing or the cancellation of this Agreement.

10.14.      Seller’s Representative.

(a)           Ken Kelley, acting alone, with full power of substitution and re-substitution, is hereby designated as the representative of the Sellers (“Seller’s Representative”) to serve, and Apollo LNG hereby acknowledges that Seller’s Representative shall serve, as the sole representative of the Sellers from and after the Effective Date with respect to the matters set forth in this Agreement.  Seller’s Representative has accepted such designation as of the date hereof.  Notwithstanding anything to the contrary contained in this Agreement, Seller’s Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against Sellers’ Representative.  IT IS EXPRESSLY UNDERSTOOD AND AGREED BY SELLERS AND BY APOLLO AND APOLLO LNG, THAT KEN KELLEY SHALL HAVE NO PERSONAL LIABILITY WHATSOEVER TO APOLLO OR APOLLO LNG WHATSOEVER, WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(b)           Neptune and Golden Spread each hereby irrevocably appoints Seller’s Representative as the agent, proxy and attorney-in-fact for such party for all purposes of this Agreement, including full power and authority on such party’s behalf (i) to take all actions which

Seller’s Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to (x) the payment of the Purchase Price, and (y) any Claims for indemnification, including determinations to sue, defend, negotiate, settle and compromise any such Claims for indemnification made by or against, and other dispute with Apollo or Apollo LNG pursuant to this Agreement, or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to disburse to Neptune and Golden Spread all indemnification payments, (iv) to accept and receive notices to Sellers pursuant to this Agreement, and (v) to take all other actions and exercise all other rights which Seller’s Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement.  Each of Neptune and Golden Spread acknowledges and agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of Seller’s Representative and shall survive the bankruptcy, dissolution or liquidation of either or both of Neptune or Golden Spread.  All decisions and acts by Seller’s Representative shall be binding upon each of Neptune and Golden Spread, and neither Neptune nor Golden Spread shall have the right to object, dissent and protest or otherwise contest the same.

(c)           In the event that the person authorized hereunder as Seller’s Representative shall resign or otherwise fail to act on behalf of Seller for any reason, a substitute Seller’s Representative shall be elected by prompt action of Neptune and Golden Spread. Apollo LNG and Apollo, however, shall be conclusively entitled to continue to rely upon the authority herein granted to Kelley as Seller’s Representative until such time as Neptune and Golden Spread shall have notified them, in writing, of his removal from office.

(d)           Seller’s Representative is authorized to act on behalf of the Seller notwithstanding any dispute or disagreement among Neptune, Golden Spread, their officers, directors, employees, shareholders, beneficiaries or the families thereof, and Apollo LNG shall be entitled to rely on any and all action taken by Seller’s Representative without any liability to, or obligation to make any inquiry of Neptune or Golden Spread under any circumstances, even if Apollo LNG shall be aware of any actual or potential dispute or disagreement among the aforementioned.  Apollo LNG is expressly authorized to rely on the genuineness of the signature of Seller’s Representative and, upon receipt of any writing which reasonably appears to have been signed by a representative of Seller’s Representative may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e)           Neither Seller’s Representative nor any agent employed by him shall be liable to Neptune or Golden Spread relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Seller’s Representative constituted fraud or were taken or not taken willfully and in bad faith.  Seller’s Representative shall be indemnified and held harmless by Seller against all Claims paid or incurred in connection with any action, suit, proceeding or Claim to which Seller’s Representative is made a party by reason of the fact that it was acting as Seller’s Representative pursuant to this Agreement; provided, however, that Seller’s Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by Seller’s Representative constituted actual fraud or were taken or not taken willfully in bad faith.  Seller’s Representative shall be protected in acting upon any notice, statement or certificate believed by it to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith or any matter.

10.15.      Publicity.  All notices to third parties and other publicity concerning the transactions contemplated by this Agreement, or any subsequent termination of this Agreement, shall be jointly planned and coordinated by and between Seller and Apollo LNG.  No Party shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld.  It is understood that this provision shall never prevent any Party from complying with any applicable public disclosure requirements; provided, however, that neither Party may disclose or make public the work product of any certified public accountants providing services for another party without giving such certified public accountants the opportunity to review, comment upon, and approve of any such disclosure or publication..

10.16.      Expenses.  Each Party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated hereunder, including but not limited to, all fees and expenses of agents, representatives, counsel, and accountants engaged by such Party.

10.17.      Confidentiality Agreement.  The Parties agree that the Confidentiality Agreement shall remain in full force and effect, and each Party agrees to comply with its terms and conditions.

10.18.      Disclosure Schedules; Interpretation.  Any matter set forth in a Disclosure Schedule shall be deemed disclosure also for purposes of any other Sections or Disclosure Schedules in this Agreement to which it may relate.  Failure to provide a cross reference to other applicable Sections contained in the Agreement or Disclosure Schedules shall not, however, be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such Section or Disclosure Schedule contains enough information to qualify or otherwise apply to other representations, Sections or Disclosure Schedules contained in this Agreement.

10.19.      Confidential Information.  Prior to the Closing Date and thereafter if the Closing fails to occur, Apollo and its representatives and Sellers and their representatives will hold in strict confidence , all data and information obtained regarding the other, their assets, the operations, and financial status obtained in connection with this transaction and the terms of this Agreement.  Except as may be required by Law or any Governmental Authority, or to obtain any consents or approvals required by this Agreement, or to their respective attorneys, accountants, lenders, insurers, utility providers and consultants, Seller and Apollo LNG will not, without the prior written consent of the other Party, make any disclosure to third Persons or parties of the terms of this Agreement or any other matter related to the transactions contemplated by this Agreement.  Apollo LNG and Seller will use their best efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication.

10.20.      Joint and Several Liability.  The liability and obligations of Neptune and Golden Spread hereunder shall be joint and several, and the liability and obligations of Apollo and Apollo LNG under this Agreement shall be joint and several.

10.21.      Ken Kelley Goodwill.  Ken Kelley is entering into this Agreement solely for the purpose of conveying the Ken Kelley Goodwill and receiving as consideration therefor, the Apollo Shares allocable to Ken Kelley.  Ken Kelley makes no representations, warranties, covenants, or agreements with respect to the Units, or with respect to the obligations, representations, warranties, covenants, and agreements of Seller hereunder, or otherwise with respect to this Agreement and the matters contemplated hereunder; it being expressly understood and agreed that Ken Kelley shall have no liability whatsoever with respect to this Agreement or the transactions contemplated hereunder.  It is expressly understood and agreed, however, that all of the obligations of Apollo and Apollo LNG hereunder, with respect to the transactions contemplated hereunder, including all representations, covenants, and agreements of Apollo and Apollo LNG, shall inure directly to the benefit of Ken Kelley, in that either Ken Kelley or Seller may enforce the obligations of Apollo and Apollo LNG, with respect to the Apollo Shares received by Ken Kelley, directly against Apollo and Apollo LNG on behalf of Ken Kelley.

10.22.      Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement.  All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement.  No supplement, modification or amendment of this Agreement will be binding unless in writing and executed by Apollo LNG and Seller.

WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

APOLLO RESOURCES INTERNATIONAL, INC.

By:

APOLLO LNG, INC.

By:

NEPTUNE LEASING, INC.

By:

GOLDEN SPREAD ENERGY, INC.

By:

Ken Kelley